                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          THE PETERSEN COMPANIES, INC.

                                       AT

                              $34.00 NET PER SHARE

                                       BY

                             EMAP ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                                    EMAP PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 14, 1999, UNLESS THE OFFER IS EXTENDED.

                                                               December 16, 1998

To Brokers, Dealers, Banks,
  Trust Companies and Other Nominees:

     We have been engaged by EMAP Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of EMAP plc, an English public limited company ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and Class B Common Stock, par value $0.01 per share (the "Class B Shares" and, together with the Class A Shares, the "Shares"), of The Petersen Companies, Inc., a Delaware corporation (the "Company"), at $34.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated December 16, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1. Offer to Purchase dated December 16, 1998;

          2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

          3. The Letter to Stockholders of the Company from the Chairman of the Board of Directors and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to BankBoston N.A., the Depositary.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE (X) A MAJORITY OF ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK AND (Y) A MAJORITY OF ALL OUTSTANDING SHARES, IN EACH CASE, ON A FULLY DILUTED BASIS (WITHOUT GIVING EFFECT TO THE CONVERSION OF CLASS B SHARES INTO CLASS A SHARES) ON THE DATE OF PURCHASE; (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED; AND (3) THE OFFER HAVING RECEIVED THE APPROVAL OF THE SHAREHOLDERS OF PARENT AT AN EXTRAORDINARY GENERAL MEETING.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 14, 1999, UNLESS THE OFFER IS EXTENDED.

     The Board of Directors of the Company has: (1) unanimously approved the Merger Agreement (as defined below) and the Stockholder Agreement (as described in the Offer to Purchase) and the transactions contemplated thereby; (2) unanimously recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement;
(3) unanimously determined that each of the Merger Agreement, the Offer and the Merger is fair to the stockholders of the Company; (4) unanimously determined that the consideration to be paid for each share in the Offer and the Merger is fair to the stockholders of the Company; (5) unanimously declared that the Merger Agreement is advisable; and (6) unanimously consented to the Offer. The factors considered by the Board of Directors of the Company in arriving at its decision to approve the Offer and the Merger and to recommend that stockholders of the Company accept the Offer and tender their Shares are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to the stockholders of the Company herewith.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 15, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company or any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $34.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     Payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary, of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or to the Dealer Manager at the respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                      Very truly yours,

                                      SCHRODER & CO. INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR LETTER OF TRANSMITTAL.

                                        3